Exhibit 15.2

To：Kaixin Auto Holdings

9/F, Tower A, Dongjin International Center

Huagong Road,

Chaoyang District, Beijing 100015

People’s Republic of China

April 28, 2022

Dear Sirs/Madams:

We consent to the reference of our name under the headings “Item 3.D—Risk Factors” and “Item 4.C—Organizational Structure” in Kaixin Auto Holdings’ s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) in the month of April 2022.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices